Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.
www.lilly.com

Date: October 23, 2013

For Release: Immediately
Refer to:     (317) 276-5795 - Mark Taylor (Media)
(317) 433-9899 - Ed Sagebiel (Media)
        (317) 655-6874 - Philip Johnson (Investors)

Lilly Reports Third-Quarter 2013 Results

•	Worldwide revenue increased 6 percent, driven by solid growth for Cymbalta, insulins, Animal Health, Alimta, Cialis and Trajenta.

•	Higher revenue and ongoing cost containment drove strong operating income growth.

•	Earnings per share totaled $1.11 for the third quarter of 2013.

•	2013 earnings per share guidance narrowed to the range of $4.33 - $4.38 (reported), or $4.10 - $4.15 (non-GAAP).

•	Company reaffirms commitment to return cash to shareholders through its dividend and share repurchase program.

Eli Lilly and Company (NYSE: LLY) today announced financial results for the third quarter of 2013.

$ in millions, except per share data	Third Quarter		%
	2,013	2,012	Growth
Total Revenue - Reported	$5,772.6	$5,443.3	6%
Net Income - Reported	1,203.1	1,326.6	(9)%
EPS - Reported	1.11	1.18	(6)%
Net Income - non-GAAP	1,203.1	888.3	35%
EPS - non-GAAP	1.11	0.79	41%

Certain financial information for 2013 and 2012 is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the period. Non-GAAP measures exclude the items described in the reconciliation tables later in the release. The non-GAAP measures are presented in order to provide additional insights into the underlying trends in the company’s business. The company’s 2013 financial guidance is also being provided on both a reported and a non-GAAP basis.

“As we navigate through a period of expiring patents for some of our largest products, Lilly continues to deliver solid financial results and to advance our late-stage pipeline, with four regulatory filings completed this year alone,” said John C. Lechleiter, Ph.D., Lilly’s chairman, president and chief executive officer. “We are successfully executing our strategy which will enable us to return to growth after 2014 by bringing to the market new medicines that make a real difference for patients."

“We remain committed to our innovation strategy and believe it will drive growth and expand margins post-2014,” added Derica Rice, Lilly executive vice president, global services and chief financial officer. “We will also return substantial cash to shareholders by maintaining our dividend at least at its current level and by repurchasing shares under our recently-authorized $5 billion program.”

Key Events Over the Last Three Months

•	Dulaglutide was submitted for regulatory review in both the U.S. and Europe as a potential treatment for type 2 diabetes.

•
The U.S. rolling submission was completed for ramucirumab as a single-agent treatment for patients with advanced gastric cancer who have had disease progression after initial chemotherapy. A submission for ramucirumab for the same indication was also made in Europe.

•
Top-line results were announced from two global Phase III studies of ramucirumab. In the first study, ramucirumab, in combination with paclitaxel in patients with advanced gastric cancer, met its primary endpoint of improved overall survival and a secondary endpoint of improved progression-free survival. A second study of ramucirumab in women with locally recurrent or metastatic breast cancer did not meet its primary endpoint of progression-free survival.

•
A recently completed Phase III study for necitumumab met its primary endpoint, finding that patients with stage IV metastatic squamous non-small cell lung cancer experienced increased overall survival when administered necitumumab in combination with gemcitabine and cisplatin as a first-line treatment, as compared to chemotherapy alone.

•	The company announced plans to supplement its annual dividend with share repurchases totaling $5 billion over time.

•
The company expressed its disappointment with the Centers for Medicare & Medicaid Services final decision to provide Coverage with Evidence Development for beta-amyloid imaging agents, including AmyvidTM. The company believes the Medicare coverage decision for these agents is a significant setback for patients and the Alzheimer’s disease community.

Third-Quarter Reported Results
In the third quarter of 2013, worldwide total revenue was $5.773 billion, an increase of 6 percent compared with the third quarter of 2012. Revenue growth was comprised of 3 percent due to higher volume and 5 percent due to higher prices, partially offset by a decrease of 2 percent due to the unfavorable impact of foreign exchange rates. The increase in volume was driven by Humalog®, Alimta®, Trajenta® and Forteo®, as well as Animal Health, partially offset by volume declines for Zyprexa® and Cymbalta®. Total revenue in the U.S. increased 11 percent to $3.312 billion driven by increased prices, primarily for Cymbalta. Total revenue outside the U.S. was relatively flat at $2.461 billion, as higher volume was largely offset by the unfavorable impact of the depreciation of the Japanese yen.

Gross margin increased 8 percent to $4.575 billion in the third quarter of 2013, as growth in other products offset the loss of patent exclusivity for Zyprexa. Gross margin as a percent of total revenue was 79.2 percent, an increase of 1.3 percentage points compared with the third quarter of 2012. The increase in gross margin percent was due to higher prices and lower manufacturing costs, partially offset by the impact of foreign exchange rates on international inventories sold.

Total operating expense in the third quarter of 2013, defined as the sum of research and development, marketing, selling and administrative expenses was $3.030 billion, a decrease of 2 percent compared with the third quarter of 2012. Marketing, selling and administrative expenses decreased 6 percent to $1.652 billion, due primarily to ongoing cost containment efforts, including the previously-announced reduction in U.S. sales and marketing activities related to the upcoming loss of patent exclusivity for Cymbalta and Evista®. Research and development expenses increased 3 percent to $1.377 billion, or approximately 24 percent of total revenue, driven by increased investment in early stage discovery and development .

In the third quarter of 2012, the company recognized asset impairment, restructuring and other special charges of $53.3 million, primarily related to the decision to stop development of a delivery device platform. There was no similar charge in the third quarter of 2013.

Operating income in the third quarter of 2013 was $1.545 billion, an increase of $458.5 million, or 42 percent, compared to the third quarter of 2012, due primarily to higher gross margin and lower operating expenses.

Other income (expense) was expense of $31.3 million in the third quarter of 2013, compared with income of $788.5 million in the third quarter of 2012. The decrease in other income (expense) was driven by income of $787.8 million recognized in the third quarter of 2012 for the early payment of the exenatide revenue-sharing obligation from Amylin Pharmaceuticals.

The effective tax rate was 20.5 percent in the third quarter of 2013, compared with an effective tax rate of 29.2 percent in the third quarter of 2012. The decrease in the third quarter 2013 effective tax rate reflects both the tax impact of the payment received from Amylin in the third quarter of 2012, and, to a lesser extent, the reinstatement of the R&D tax credit in the U.S. effective January 1, 2013.

In the third quarter of 2013, net income and earnings per share decreased to $1.203 billion and $1.11, respectively, compared with third-quarter 2012 net income of $1.327 billion and earnings per share of $1.18. The decreases in net income and earnings per share were driven by the early payment of the exenatide revenue-sharing obligation in the third quarter of 2012, partially offset by higher operating income and a lower effective tax rate in the third quarter of 2013. Earnings per share also benefited from a lower number of shares outstanding in the third quarter of 2013 compared to the third quarter of 2012.

Third-Quarter 2013 non-GAAP Measures
On a non-GAAP basis, third-quarter 2013 operating income increased $405.2 million, or 36 percent, to $1.545 billion, due to higher gross margin and lower operating expenses. The effective tax rate decreased to 20.5 percent, compared with 22.1 percent in the third quarter of 2012, primarily driven by the reinstatement of the R&D tax credit in the U.S. effective January 1, 2013. Net income and earnings per share increased to $1.203 billion and $1.11, respectively, compared with $888.3 million and $0.79 during the third quarter of 2012.

The increases in net income and earnings per share were driven by higher operating income, and to a lesser extent, a lower effective tax rate. Earnings per share also benefited from a lower number of shares outstanding in the third quarter of 2013 compared to the third quarter of 2012.

Non-GAAP measures exclude items totaling $0.39 per share of income in the third quarter of 2012. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Third Quarter
	2,013	2,012	% Change
Earnings per share (reported)	$1.11	$1.18	(6)%
Asset impairment, restructuring and other special charges Income related to termination of the exenatide collaboration with Amylin	- -	.04 (.43)
Earnings per share (non-GAAP)	$1.11	$0.79	41%

Year-to-Date Results
For the first nine months of 2013, worldwide total revenue was $17.304 billion, an increase of 4 percent compared with the same period in 2012. Reported net income and earnings per share were $3.957 billion and $3.64, respectively. Net income and earnings per share, on a non-GAAP basis, were $3.706 billion and $3.41, respectively.

Non-GAAP measures exclude items totaling $0.23 and $0.38 per share of income for the first nine months of 2013 and 2012, respectively. For further detail, see the reconciliation below as well as the Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information table later in this press release.

	Year-to-date
	2,013	2,012	% Change
Earnings per share (reported)	$3.64	$2.92	25%
Asset impairment, restructuring and other special charges	0.06	0.05
Income related to termination of the exenatide collaboration with Amylin	(0.29)	(0.43)
Earnings per share (non-GAAP)	$3.41	$2.54	34%

Revenue Highlights
(Dollars in millions)	Third Quarter		% Change Over/(Under)	Year-to-Date		% Change Over/(Under)
	2,013	2,012	2,012	2,013	2,012	2,012
Cymbalta	$1,375.8	$1,235.8	11%	$4,201.2	$3,573.7	18%
Alimta	690.5	643.6	7%	1,976.8	1,909.9	4%
Humalog	616.0	575.8	7%	1,877.4	1,779.5	6%
Cialis®	526.7	482.1	9%	1,571.1	1,413.4	11%
Humulin®	307.0	285.4	8%	946.3	896.1	6%
Forteo	306.7	288.7	6%	885.2	836.4	6%
Zyprexa	278.7	374.5	(26)%	846.7	1,316.6	(36)%
Evista	255.3	247.0	3%	774.6	769.2	1%
Strattera®	173.2	145.6	19%	508.1	457.5	11%
Effient®	124.9	109.7	14%	378.1	336.6	12%
Animal Health	530.3	479.4	11%	1,573.1	1,482.4	6%
Total Revenue	$5,772.6	$5,443.3	6%	$17,304.3	$16,646.0	4%

Cymbalta
For the third quarter of 2013, Cymbalta generated $1.376 billion in revenue, an increase of 11 percent compared with the third quarter of 2012. U.S. sales of Cymbalta increased 15 percent, to $1.109 billion, driven by higher prices, partially offset by lower volume resulting from a reduction in inventory levels in both the wholesale and retail channels. The company will lose U.S. patent exclusivity for Cymbalta on December 11, 2013. Sales of Cymbalta outside the U.S. were $266.6 million, a decrease of 2 percent, driven primarily by lower prices and, to a lesser extent, the unfavorable impact of foreign exchange rates, partially offset by increased volume.

Alimta
For the third quarter of 2013, Alimta generated sales of $690.5 million, an increase of 7 percent compared with the third quarter of 2012. U.S. sales of Alimta increased 7 percent, to $310.0 million, driven by the favorable impact of buying patterns and, to a lesser extent, higher prices. Sales outside the U.S. increased 7 percent, to $380.5 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Humalog
For the third quarter of 2013, worldwide Humalog sales increased 7 percent, to $616.0 million. Sales in the U.S. increased 6 percent to $357.8 million, driven by increased demand, partially offset by lower net effective selling prices. Sales outside the U.S. increased 8 percent to $258.2 million, driven by increased volume, partially offset by the unfavorable impact of foreign exchange rates.

Cialis
Cialis sales for the third quarter of 2013 increased 9 percent to $526.7 million. U.S. sales of Cialis were $234.0 million in the third quarter, a 14 percent increase compared with the third quarter of 2012, driven by higher prices. Sales of Cialis outside the U.S. increased 6 percent, to $292.7 million, driven by increased volume and, to a lesser extent, higher prices, partially offset by the unfavorable impact of foreign exchange rates.

Humulin
Worldwide Humulin sales increased 8 percent in the third quarter of 2013, to $307.0 million. U.S. sales increased 22 percent to $161.4 million, driven by higher prices and, to a lesser extent, higher volume. Sales outside the U.S. decreased 5 percent, to $145.6 million, driven by decreased volume and the unfavorable impact of foreign exchange rates, partially offset by higher prices.

Forteo
Third-quarter 2013 sales of Forteo were $306.7 million, a 6 percent increase compared with the third quarter of 2012. U.S. sales of Forteo were relatively flat at $127.9 million, as higher prices were offset by lower volume. Sales outside the U.S. increased 11 percent, to $178.8 million, due to increased volume, primarily in Japan, partially offset by the unfavorable impact of foreign exchange rates.

Zyprexa
In the third quarter of 2013, Zyprexa sales totaled $278.7 million, a decrease of 26 percent compared with the third quarter of 2012 due to the loss of patent exclusivity in 2011 in the U.S. and most major international markets outside of Japan. U.S. sales of Zyprexa decreased 51 percent to $32.9 million. Zyprexa sales in international markets decreased 20 percent, to $245.8 million. Zyprexa sales in Japan were approximately $120 million and were negatively impacted by the continued weakness of the Japanese yen.

Evista
Evista sales for the third quarter of 2013 increased 3 percent to $255.3 million. U.S. sales of Evista increased 14 percent to $191.8 million, driven by higher prices, partially offset by lower demand. Sales outside the U.S. decreased 19 percent to $63.5 million, driven by the unfavorable impact of foreign exchange rates and lower prices, partially offset by higher volume in Japan.

Strattera

During the third quarter of 2013, Strattera generated $173.2 million of sales, an increase of 19 percent compared with the third quarter of 2012. U.S. sales increased 23 percent to $111.1 million, driven primarily by higher prices. Sales outside the U.S. increased 12 percent to $62.1 million, driven by increased volume in Japan, partially offset by lower prices and the unfavorable impact of foreign exchange rates.

Effient
Effient sales were $124.9 million in the third quarter of 2013, an increase of 14 percent compared with the third quarter of 2012. U.S. Effient sales increased 15 percent to $92.7 million, driven by higher prices. Sales outside the U.S. increased 10 percent to $32.2 million, driven by higher volume and the favorable impact of foreign exchange rates.

Animal Health
Worldwide sales of animal health products in the third quarter of 2013 were $530.3 million, an increase of 11 percent compared with the third quarter of 2012. U.S. sales grew 11 percent, to $305.0 million, due primarily to increased demand. The increase in U.S. demand reflects the favorable impact from the withdrawal of a competitor’s food animal product from the U.S. market. Sales outside the U.S. increased 11 percent, to $225.3 million, driven primarily by increased volume in both food and companion animal products and, to a lesser extent, higher prices for food animal products, partially offset by the unfavorable impact of foreign exchange rates.

2013 Financial Guidance
The company has narrowed its 2013 earnings per share guidance and now expects full-year 2013 earnings per share to be in the range of $4.33 to $4.38 on a reported basis, or $4.10 to $4.15 on a non-GAAP basis. The company has also revised its capital expenditure estimate for 2013, as outlined below, but all other elements of its 2013 financial guidance remain unchanged.

	2013 Expectations	2012 Results	% Change
Earnings per share (reported)	$4.33 to $4.38	$3.66	18% to 20%
Asset impairment, restructuring and other special charges	0.06	0.16
Income related to termination of the exenatide collaboration with Amylin	(0.29)	(0.43)
Earnings per share (non-GAAP)	$4.10 to $4.15	$3.39	21% to 22%

The company still anticipates 2013 revenue of between $22.6 billion and $23.4 billion. The company expects overall revenue growth in 2013, driven by a portfolio of products including Humalog, Humulin, Cialis, Strattera, Forteo, Alimta, Cymbalta outside the U.S., Effient, Trajenta and Axiron®, as well as animal health products. In addition, significant revenue growth is expected in the emerging markets, particularly China, while a weaker Japanese yen will dampen revenue growth in Japan. For the fourth quarter of 2013, the company estimates that U.S. sales of Cymbalta will be approximately $500 million, reflecting the loss of U.S. patent exclusivity on December 11, 2013. In addition, this estimate includes substantial reserves for expected future returns of the product. This estimate is subject to variability based upon a variety of factors, including product demand prior to the loss of patent exclusivity, as well as the speed and magnitude of revenue erosion after the loss of patent exclusivity.

The company still anticipates that gross margin as a percent of revenue will be approximately 79 percent.

Marketing, selling and administrative expenses are still expected in the range of $7.0 billion to $7.2 billion. Research and development expenses are still expected to be in the range of $5.3 billion to $5.5 billion.

On a reported basis, other income (expense) is still expected to be in a range between $440 million and $590 million of income in 2013. On a non-GAAP basis, other income (expense) is still expected to be in a range between $50 million of expense to $100 million of income, which excludes $495.4 million of income recognized upon the transfer of exenatide commercial rights outside the U.S. to Amylin.

On a reported basis, the 2013 tax rate is still expected to be approximately 20.5 percent. On a non-GAAP basis, the 2013 tax rate is still expected to be approximately 19.0 percent. Both tax rates for 2013 include the one-time impact associated with the R&D tax credit for 2012 that was recorded in 2013 resulting from the delay in the enactment of the American Taxpayer Relief Act of 2012.

Operating cash flows are still expected to be more than sufficient to allow for capital expenditures now anticipated to be approximately $1.0 billion, fund potential business development activity and pay the company’s dividend. In addition, the company has completed its previously-announced $1.5 billion share repurchase program and will soon begin its new $5 billion share repurchase program, which will be completed over time.

Webcast of Conference Call

As previously announced, investors and the general public can access a live webcast of the third-quarter 2013 financial results conference call through a link on Lilly's website at www.lilly.com. The conference call will be held today from 9:00 a.m. to 10:00 a.m. Eastern Daylight Time (EDT) and will be available for replay via the website.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.
F-LLY

This press release contains management’s current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “estimate”, “project”, “intend”, “expect”, “believe”, “target” and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. Pharmaceutical products can develop unexpected safety or efficacy concerns. The company's results may also be affected by such factors as competitive developments affecting current products; market uptake of recently launched products; the timing of anticipated regulatory approvals and launches of new products; regulatory actions regarding currently marketed products; issues with product supply; regulatory changes or other developments; regulatory compliance problems or government investigations; patent disputes; changes in patent law or regulations related to data-package exclusivity; other litigation involving current or future products; the impact of governmental actions regarding pricing, importation, and reimbursement for pharmaceuticals, including U.S. health care reform and deficit-reduction measures; changes in tax laws, including the American Taxpayer Relief Act of 2012; asset impairments and restructuring charges; acquisitions and business development transactions; and the impact of exchange rates and global macroeconomic conditions. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see the company's latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

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Alimta® (pemetrexed, Lilly)
AmyvidTM ((Florbetapir F 18 Injection, Lilly)
Axiron® (testosterone, Acrux Corp.)
Cialis® (tadalafil, Lilly)
Cymbalta® (duloxetine hydrochloride, Lilly)
Effient® (prasugrel, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Strattera® (atomoxetine hydrochloride, Lilly)
Trajenta® (linagliptin, Boehringer Ingelheim)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company Employment Information

September 30, 2013            December 31, 2012
Worldwide Employees         37,810                  38,350

Eli Lilly and Company
Operating Results (Unaudited) - REPORTED
(Dollars in millions, except per share data)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2,013	2,012	% Chg.	2,013	2012 % Chg.

Total Revenue	$5,772.6	$5,443.3	6%	$17,304.3	$16,646.0	4%

Cost of sales	1,198.1	1,203.6	—%	3,521.6	3,548.2	(1)%
Research and development	1,377.4	1,342.8	3%	4,055.9	3,815.0	6%
Marketing, selling and administrative	1,652.4	1,757.4	(6)%	5,172.0	5,536.0	(7)%
Asset impairments, restructuring and other special charges	—	53.3	NM	85.2	77.1	11%

Operating income	1,544.7	1,086.2	42%	4,469.6	3,669.7	22%

Net interest income (expense) Other income - Special	(7.6) -	(21.3) 787.8		(34.9) 495.4	(56.3) 787.8
Net other income (expense)	(23.7)	22.0		49.3	(5.5)
Other income (expense)	(31.3)	788.5	NM	509.8	726.0	(30)%

Income before income taxes	1,513.4	1,874.7	(19)%	4,979.4	4,395.7	13%
Income taxes	310.3	548.1	(43)%	1,022.1	1,134.4	(10)%

Net income	$1,203.1	$1,326.6	(9)%	$3,957.3	$3,261.3	21%

Earnings per share - diluted	$1.11	$1.18	(6)%	$3.64	$2.92	25%

Dividends paid per share	$0.49	$0.49	—%	$1.47	$1.47	—%
Weighted-average shares outstanding (thousands) - diluted	1,084,257	1,119,641		1,086,692	1,118,420

NM - not meaningful

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total Revenue	$5,772.6	$—	$5,772.6	$5,443.3	$—	$5,443.3

Cost of sales	1,198.1	—	1,198.1	1,203.6	—	1,203.6

Operating Expenses(b)	3,029.8	—	3,029.8	3,100.2	—	3,100.2

Asset impairments, restructuring and other special charges(c)	—	—	—	53.3	(53.3)	—

Other income (expense)(d)	(31.3)	—	(31.3)	788.5	(787.8)	0.7

Income taxes	310.3	—	310.3	548.1	(296.2)	251.9

Net income	1,203.1	—	1,203.1	1,326.6	(438.3)	888.3

Earnings per share - diluted	1.11	—	1.11	1.18	(0.39)	0.79

Numbers do not add due to rounding.

(a)
We use non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (“GAAP”). The items that we exclude when we provide non-GAAP measures or expectations are typically highly variable, difficult to predict, and of a size that could have a substantial impact on our reported operations for a period. We believe that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate our ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate asset impairments, restructuring and other special charges. During the three months ended September 30, 2012, amounts totaling $53.3 million (pretax), or $0.04 per share (after-tax), of expense were eliminated primarily related to the asset impairment of a delivery device platform.

(d)
Certain GAAP reported measures have been adjusted to eliminate a portion of other income (expense). During the three months ended September 30, 2012, amounts totaling $787.8 million (pretax), or $0.43 per share (after-tax) were eliminated from other income related to the termination of the exenatide collaboration with Amylin.

Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012

	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)	GAAP Reported	Adjustments	Non-GAAP Adjusted(a)

Total Revenue	$17,304.3	—	$17,304.3	$16,646.0	$—	$16,646.0

Cost of sales	3,521.6	—	3,521.6	3,548.2	—	3,548.2

Operating Expenses(b)	9,227.9	—	9,227.9	9,351.0	—	9,351.0

Asset impairments, restructuring and other special charges(c)	85.2	(85.2)	—	77.1	(77.1)	—

Other income (expense)(d)	509.8	(495.4)	14.4	726.0	(787.8)	(61.8)

Income taxes	1,022.1	(158.6)	863.5	1,134.4	(288.2)	846.2

Net income	3,957.3	(251.6)	3,705.7	3,261.3	(422.5)	2,838.8

Earnings per share - diluted	3.64	(0.23)	3.41	2.92	(0.38)	2.54

(a)
We use non-GAAP financial measures that differ from financial statements reported in conformity with U.S. generally accepted accounting principles (“GAAP”). The items that we exclude when we provide non-GAAP measures or expectations are typically highly variable, difficult to predict, and of a size that could have a substantial impact on our reported operations for a period. We believe that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate our ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources and to evaluate results relative to incentive compensation targets. Investors should consider these non-GAAP measures in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

(b)	Operating expenses include research and development, marketing, selling and administrative expenses.

(c)
Certain GAAP reported measures have been adjusted to eliminate asset impairments, restructuring and other special charges. During the nine months ended September 30, 2013, amounts totaling $85.2 million (pretax), or $0.06 per share (after-tax), of expense were eliminated primarily related to the anticipated closure of a packaging and distribution facility in Germany as well as severance costs for actions taken to reduce cost structure and global workforce. During the nine months ended September 30, 2012, amounts totaling $23.8 million (pretax), or $0.01 per share (after-tax), of expense were eliminated primarily related to the withdrawal of Xigris and amounts totaling $53.3 million (pretax), or $0.04 per share (after-tax), of expense were eliminated related to an asset impairment associated with a delivery device platform.

(d)
Certain GAAP reported measures have been adjusted to eliminate a portion of other income (expense). During the nine months ended September 30, 2013, amounts totaling $495.4 million (pretax), or $0.29 per share (after-tax), of income were eliminated related to the termination of the exenatide collaboration with Amylin. During the nine months ended September 30, 2012, amounts totaling $787.8 million (pretax), or $0.43 per share (after-tax) of income were eliminated related to the to the termination of the exenatide collaboration with Amylin.